Exhibit 99.1

Syntel Elects New Members to Board of Directors

TROY, Mich. – July 16, 2014 – Syntel, Inc., a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced that two new members were elected to the Company’s Board of Directors on July 13, 2014.

Syntel’s new board members are Nitin Rakesh, CEO and President of Syntel, Inc. and Dr. Vinod K. Sahney, University Distinguished Professor of Industrial Engineering and Operations Research at Northeastern University.

In addition to his position at Northeastern University, Dr. Sahney is an Adjunct Professor of Health Policy and Management at the Harvard University School of Public Health and previously served as Chief Strategy Officer of Blue Cross Blue Shield of Massachusetts and Henry Ford Health System.

Mr. Rakesh was promoted to CEO of Syntel in April, 2014 after serving as President—Americas since 2012. He also served as CEO and Managing Director of Motilal Oswal Asset Management Company, Ltd. and led Syntel’s KPO business from 2002 until 2008.

Their appointments become effective immediately and will continue until the Syntel 2015 Annual Shareholders meeting. All members of the Syntel Board of Directors are subject to re-election by shareholders each year.

About Syntel

Syntel (Nasdaq: SYNT) is a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies. Syntel’s mission is to create new opportunities for clients by harnessing our passion, talent and innovation. We combine technology expertise, industry knowledge and a global delivery model to drive business value creation. Syntel’s “Customer for Life” philosophy drives our relentless focus to build long-term, collaborative client partnerships.

To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 or from other factors not currently anticipated.

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Contacts:

North America/Europe: Jon Luebke, (248) 619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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